Exhibit 21





                Hannaford Bros. Co. Parents and Subsidiaries

                                                                Percentage
                                                                of Voting
                                                 State          Securities
                                                   of           Owned by the
     Registrant                              Incorporation       Registrant

Hannaford Bros. Co.                               Maine

     Subsidiaries (1)

Athenian Real Estate Development, Inc.          Virginia          100.00%(2)
Hannbro Company                                   Maine           100.00%(2)
    Boney Wilson & Sons, Inc.                North Carolina       100.00%(3)
    Hannaford Licensing Corp.                     Maine           100.00%(3)
    Hannaford Procurement Corp.                   Maine           100.00%(3)
    Hannaford Trucking Company                    Maine           100.00%(3)
    Martin's Foods of South Burlington, Inc.     Vermont          100.00%(3)
    Progressive Distributors, Inc.                Maine           100.00%(3)
    Shop 'n Save-Mass., Inc.                 Massachusetts        100.00%(3)
Hanncot Company                                   Maine           100.00%(2)
HomeRuns.com, Inc.                           Massachusetts        100.00%(2)
Plain Street Properties, Inc.                     Maine           100.00%(2)


   (1) Each of the subsidiaries is included in the consolidated financial statements of the Registrant.

   (2) Percentage of voting securities shown is that owned by the Registrant.

   (3) Percentage of voting securities shown is that owned by the subsidiaries' immediate parent and not that owned by the Registrant.